Filed Pursuant to Rule 424(b)(5)

Registration Statement #333-102077

Prospectus Supplement to Prospectus dated April 29, 2003.

3,000,000 Shares

Common Stock

       Nextel Communications, Inc., identified in this prospectus supplement as the selling stockholder or Nextel Communications, is offering 3,000,000 shares of the common stock of NII Holdings, Inc. NII Holdings, Inc. is not selling any shares of common stock under this prospectus supplement and the accompanying prospectus and will not receive any proceeds from the sale of the shares by the selling stockholder.

       The common stock is quoted on the Nasdaq National Market under the symbol “NIHD”. The last reported sale price of the common stock on November 13, 2003 was $73.25 per share.

       See “Risk Factors” on page S-2 of this prospectus supplement and page 5 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$70.50	$211,500,000

Underwriting discount(1)	$0.75	$2,250,000

Proceeds to the selling stockholder	$69.75	$209,250,000

(1)	In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed upon with such purchasers.

       Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on November 18, 2003.

Goldman, Sachs & Co.

Prospectus Supplement dated November 13, 2003.

       In this prospectus supplement, we use the terms “NII Holdings”, “we”, “us”, “our” and “our company” collectively to refer to NII Holdings, Inc. and its operating companies.

RISK FACTORS

       Before you invest in shares of our common stock, you should be aware of various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. The risk factors in this prospectus supplement update the corresponding risk factors in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and supersede such earlier risk factors to the extent of any conflict or inconsistency.

Risk Factors Relating to Our Company

       We have a short history of profitable operations, which may make it difficult for you to evaluate our business and the risks of investing in our common stock.

       Prior to giving effect to our reorganization and the application of fresh start accounting to our financial statements as of October 31, 2002, we had never been profitable. Because of this limited profitable history and the incomparability of our financial condition and results of operations prior to October 31, 2002 and after October 31, 2002, it may be difficult for you to evaluate our business. Our prospects, therefore, must be considered in light of the risks and uncertainties related to operating a company that has recently emerged from Chapter 11 proceedings.

       If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

       Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

       Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

       Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

       Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

       Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

       In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

       These companies may also continue to enjoy the legacy of their pre-privatization/pre-liberalization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

       Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

       Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have networks with substantially more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

       We do not expect any significant expansion of the network coverage area of our digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

       If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

       The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

       If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

       Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

       Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

       We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

       If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

       We differentiate ourselves by providing two-way radio dispatch “push-to-talk” services that are currently not available through traditional cellular or personal communication services providers. A number of operators of CDMA and GSM networks in the United States and other countries are currently testing systems that would allow them to provide a form of “push-to-talk” service. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

       We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

       We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

       The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, in 2001, after prolonged periods of recession followed by political instability, the Argentine government announced it would not service its public debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade old fixed Argentine peso-U.S. dollar exchange rate, allowing the currency to float to market levels.

       We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.

       Due to our significant operations in Argentina and Brazil, our business is particularly exposed to risks associated with adverse economic and political conditions in those countries.

       In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.

       Argentina. After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts and would not service its public sector debt, and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso. From January 1, 2003 to September 30, 2003, the Argentine peso appreciated 15% against the U.S. dollar.

       In addition, based on 2002 inflation rates in Argentina, it is possible that Argentina will be classified as a highly inflationary economy for the purposes of U.S. GAAP. If this occurs, we will be required to change the functional currency of our Argentine operating company from the Argentine peso to the U.S. dollar in accordance with U.S. GAAP. It is uncertain if or when Argentina might be classified as a highly inflationary economy. Because of this uncertainty, we are unable to determine what effect a change in the functional currency of our Argentine operating company to the U.S. dollar would have on our financial position, results of operations or cash flows.

       Brazil. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in a 32% devaluation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%. For the combined period ended December 31, 2002, we recognized foreign currency transaction losses of $26.2 million, primarily related to U.S. dollar-denominated liabilities of our Brazilian operating company. From January 1, 2003 to September 30, 2003, the Brazilian real appreciated 21% against the U.S. dollar.

       Brazilian presidential elections occurred in October 2002, and Luiz Inácio Lula da Silva was elected president for a term of four years. The volatility of the Brazilian real and the Brazilian capital markets during 2002 was due, in part, to uncertainties surrounding the election and the policies the new government would implement. We cannot assure you that the new government will not implement policy changes that could adversely affect our Brazilian operations. Changes in policy, including tariffs, exchange controls or other factors, could adversely affect our business and financial results, as could inflation, further currency devaluation and other developments, and the Brazilian government’s response to them.

       In addition, economic and market conditions in Argentina and other emerging markets in South America can influence conditions in Brazil and perception of Brazil’s economic and political situation.

       Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

       Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

       As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

       We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

       Nearly all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and in 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future decrease in value of the Argentine peso.

       Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

       Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

       Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

       Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

       We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

       Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

       We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

       Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions, and certain provinces in Argentina adopted higher tax rates on telecommunications services. In addition, in 2002, Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

       Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

       In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

       We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

       Our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates.

       We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

       A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

       Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

       Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. We have some non-contiguous spectrum in each of the markets we serve. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

       Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

       In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged and are currently challenging the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies.

       If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

       Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

      Our high level of debt limits our flexibility and increases our risk of default.

       We have a high level of debt, which could have important consequences to you, such as:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which will reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

       As of September 30, 2003, the book value of our long-term debt was $514.2 million, including $180.0 million of our convertible notes, $122.2 million of our senior secured discount notes (with $180.8 million due at maturity), $125.0 million of indebtedness outstanding under our international equipment facility and $87.0 million in obligations associated with a sale and leaseback of communication towers, and our stockholders’ equity was $259.2 million. All of our indebtedness under the international equipment facility and our senior secured discount notes is secured by our assets, including the stock of our subsidiaries.

       Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

       If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all.

       If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing is substantially limited under the terms of our outstanding indebtedness.

       Our existing financing agreements contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.

       As a result of restrictions contained in certain of our agreements, including our international equipment facility and the indenture governing our senior secured discount notes, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Our financing agreements contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets;

•	engage in transactions with affiliates; and

•	transfer funds to our operating companies in Brazil and Argentina.

       We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

       If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. We had a net tangible book value of $57.2 million as of September 30, 2003.

       Our significant stockholders are able to influence our business and affairs.

       After giving effect to the sale of shares by Nextel Communications in this offering, Nextel Communications will beneficially own about 18.2% of our outstanding common stock and will continue to be our single largest stockholder while MacKay Shields LLC will continue to beneficially own or control about 3.5% of our common stock. Because of their stock ownership and their representation on our board of directors as a result of our reorganization, Nextel Communications and MacKay may be able to exert significant influence over our business and affairs. Nextel Communications is also a party to a standstill agreement with us and certain other parties which prohibits it from exercising voting control over more than 49.9% of our outstanding common stock.

       Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

       Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. We depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations.

       Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

       We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

       In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

       Historical financial information may not be comparable to results reported in the future.

       As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization.

       Concerns about health risks associated with wireless equipment may reduce the demand for our services.

       Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

Risk Factors Relating to the Common Stock

       The market price of our common stock may be volatile, which could cause the value of your investment in us to decline.

       Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry; and

•	conditions in the local markets or regions in which we operate.

       In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Many companies have experienced wide stock price fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

       Sales of large amounts of our common stock, or the perception that sales could occur, may depress our stock price.

       Even if our business is doing well, the market price of our common stock could drop if our existing stockholders decide to sell additional shares. After the offering and sale of common stock by Nextel Communications under this prospectus supplement and the accompanying prospectus, Nextel Communications and MacKay will own about 18.2% and 3.5%, respectively, of the outstanding shares of our common stock. The market price could drop significantly if the holders of these shares sell them or other investors perceive sales to be imminent. Further, a substantial number of our shares issuable under our option plans will be freely tradeable. Sales of substantial amounts of these shares could also cause the market price to drop significantly.

       We have not paid dividends on our common stock.

       We have never paid a cash dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. As a holding company, our ability to pay dividends depends on a number of factors, including the earnings of, and cash flow available from, our operating companies. Our operating companies are subject to legal and contractual restrictions on the payment of dividends to us. Some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our operating companies and provide that, in the event we default under those financing agreements, any dividends must be paid to the collateral agent.

       We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments on our debt in accordance with our business plan. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as our board of directors deems relevant. We cannot assure you that we will pay dividends on our common stock at any time in the future.

       Some provisions of our restated certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us even if doing so would be in your interest.

       Even if an offer to acquire our company included a premium on the common stock or presented long-term benefits or would otherwise be in your interest, a third party could find it difficult to make such an acquisition. Provisions of our restated certificate of incorporation and of Delaware law that could make it more difficult to acquire us include:

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15% or more of our common stock, other than Nextel Communications or a subsidiary of Nextel Communications.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

       We caution you that this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, these forward-looking statements are generally identified by the words or phrases “would be”, “will allow”, “expects to”, “will continue”, “is anticipated”, “estimate”, “project” or similar expressions.

       While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. It is routine for our internal projections and expectations to change, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.

       We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including Nextel Worldwide and Nextel Online;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which we have incorporated by reference in this prospectus supplement.

THE SELLING STOCKHOLDER

       The selling stockholder is Nextel Communications. We believe that Nextel Communications has sole voting and investment power with respect to the shares of common stock it is offering. The common stock being offered by Nextel Communications was issued on November 12, 2002 upon our emergence from Chapter 11 proceedings. In connection with that issuance, Nextel Communications, along with others who are not participating in this offering, was granted registration rights under a registration rights agreement covering the shares of our common stock issued to Nextel Communications.

       In addition to Nextel Communications’ ownership of our common stock, described below, Nextel Communications holds an aggregate principal amount, at maturity, of $65.7 million of our senior secured discount notes issued in connection with our emergence from Chapter 11 proceedings. Also, one member of our board of directors, Timothy M. Donahue, is President and Chief Executive Officer of Nextel Communications.

Share Ownership

       Nextel Communications currently owns, either directly or through a subsidiary, 7,118,688 shares of our common stock, which represents approximately 31.4% of our issued and outstanding shares of common stock. Following Nextel Communications’ sale of 3,000,000 shares of our common stock in this offering, Nextel Communications will own, either directly or through a subsidiary, 4,118,688 shares of our common stock, which will represent approximately 18.2% of our issued and outstanding shares of common stock.

USE OF PROCEEDS

       The selling stockholder is offering certain of its shares of our common stock in this offering and will receive all of the proceeds from its sale. We will not receive any of the proceeds from the selling stockholder’s sale of shares of our common stock in this offering.

PRICE RANGE OF COMMON STOCK

       Prior to November 12, 2002, the date that our former common stock and other equity interests were cancelled in connection with our emergence from Chapter 11 proceedings, there was no public trading market for our former common stock. Our new common stock issued on November 12, 2002 began trading on the Over-the-Counter (OTC) Bulletin Board effective November 20, 2002 under the trading symbol “NIHD”. On February 28, 2003, our new common stock began trading on the Nasdaq National Market under the trading symbol “NIHD”.

       The following table sets forth on a per share basis the reported high and low sales prices for our common stock, based on published financial sources, for the quarters indicated.

	Price Range of
	Common
	Stock

	High	Low

2002

Fourth Quarter (beginning November 20)	$14.30	$5.50

2003

First Quarter	$26.85	$11.60

Second Quarter	39.87	23.71

Third Quarter	66.60	37.50

Fourth Quarter (through November 13)	80.40	60.07

       On November 13, 2003, the reported last sale price for our common stock on the Nasdaq National Market was $73.25 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our common stock.

       At October 30, 2003, there were 22,605,144 shares of our common stock outstanding, held by approximately seven stockholders of record. These stockholders included the Depository Trust Corporation, which acts as a clearinghouse for multiple brokerage and custodial accounts.

DESCRIPTION OF CAPITAL STOCK

       The following description is a summary of the material provisions of our certificate of incorporation and bylaws. Copies of the certificate of incorporation and bylaws are on file with the Securities and Exchange Commission.

General

       As of October 30, 2003, NII Holdings has 110,000,001 shares of capital stock authorized. This authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.001 per share, 22,605,144 of which were outstanding;

•	one share of preferred stock, par value $1.00 per share, which we refer to as our Special Director Preferred Stock, which is currently outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.

Common Stock

Voting

       Subject to the rights of the holder of the Special Director Preferred Stock and any outstanding rights granted to preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends

       Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

Liquidation

       If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Special Director Preferred Stock

       The Special Director Preferred Stock of NII Holdings gives the holder thereof, currently Motorola Credit Corporation, the right to nominate, elect, remove and replace a single member of the board of directors (the “Special Preferred Stock Director”); provided that at the time any such action is taken, Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the master equipment financing agreement entered into as part of the reorganization (the “New MEFA”) and the equipment financing agreement entered into as part of the reorganization (the “New EFA”). “Motorola Credit Corporation Permitted Transferee” means a successor or assign of Motorola Credit Corporation under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc. or its successor. At such time as Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee does not hold such a debt position, there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time. Such stock has no dividend rights or other economic value, except for a liquidation value equal to the par value thereof.

       Except as described herein, the Special Director Preferred Stock has no voting rights, except such as may be required by applicable law. Our certificate of incorporation may not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (1) change the number of directorships without the affirmative vote of at least two-thirds of the members of the board of directors, or (2) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder. So long as the Special Director Preferred Stock is outstanding, without the approval of at least two-thirds of the members of the board of directors, we may not grant to any person or entity any right to designate individuals to serve on our board of directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the board of directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

       For so long as a member of Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee is entitled to designate one director, we shall not, without the affirmative vote of at least two-thirds of the members of the board of directors, create an executive committee of the board of directors, or any other committee, however named, having substantially similar power and authority.

Dividends

       The Special Director Preferred Stock has no dividend rights.

Liquidation

       Upon liquidation, dissolution or winding up of the corporation, each holder of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of common stock.

Undesignated Preferred Stock

       The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights

       No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

       Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

      Board of Directors

       According to our bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of nine directors. The number of directors may be changed from time to time by resolution of the board of directors provided at least two-thirds of the members must consent so long as the Special Director Preferred Stock is outstanding. Directors need not be stockholders of the corporation. According to our certificate of incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock has the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

      Stockholder Actions and Special Meetings

       In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of the holder of the Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

      Anti-Takeover Statute

       Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

       Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

       Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

       Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.

UNDERWRITING

       NII Holdings, the selling stockholder and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,000,000 shares offered hereby.

      Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken.

       Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

       The selling stockholder has agreed with Goldman, Sachs & Co. not to dispose of or hedge any of NII Holdings’ common stock or any securities convertible into or exchangeable for shares of such common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

       In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short position by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of NII Holdings’ stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

       The underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to NII Holdings; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

       This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

       The underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

       NII Holdings will pay all of the expenses of this offering, other than underwriting discounts and commissions. NII Holdings estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

       NII Holdings and the selling stockholder have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

       Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for NII Holdings, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

       Certain legal matters in connection with the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Williams Mullen, Richmond, Virginia. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for the underwriter in connection with the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

       This prospectus supplement incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement or the accompanying prospectus. As the SEC allows, incorporated documents are considered part of this prospectus supplement and the accompanying prospectus, and we can disclose important information to you by referring you to those documents.

       We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our Current Reports on Form 8-K filed February 14, 2003, March 7, 2003, April 29, 2003, May 23, 2003, July 30, 2003, August 7, 2003, September 3, 2003, September 11, 2003 and October 29, 2003;

•	the description of our common stock as set forth on Form 8-A filed on November 14, 2002; and

•	the “Business — Operating Companies” section of our prospectus filed pursuant to Rule 424(b)(4) on September 12, 2003, File No. 333-107741.

       We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus supplement and (2) until this offering has been completed. Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents, in all cases to the extent of any addition to or inconsistency or conflict with the earlier information.

       We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Mercedes Barreras-Vescovi

Vice President and Corporate Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100

11,461,283 Shares of Common Stock

and

$98,219,990 Senior Secured Discount Notes Due 2009

        The selling security holders identified in this prospectus are offering up to 11,461,283 shares of the Common Stock, par value $0.001 per share, of NII Holdings, Inc. and up to $98,219,990 in aggregate principal amount due at maturity of 13% Senior Secured Discount Notes due 2009 of its direct, wholly-owned subsidiary, NII Holdings (Cayman), Ltd. The shares of common stock and the notes are being offered on a continuous basis until at least November 12, 2007 or the earlier sale of the shares of common stock and the notes.

      NII Holdings, Inc. emerged from Chapter 11 bankruptcy proceedings on November 12, 2002, and the selling security holders acquired their shares and notes in connection with the consummation of NII Holdings, Inc.’s revised third amended joint plan of reorganization. NII Holdings, Inc. and NII Holdings (Cayman), Ltd. have agreed to register the shares and notes issued to certain of such holders who have entered into a registration rights agreement with NII Holdings, Inc.

      The selling security holders will receive all of the net proceeds from the sale of the shares and notes. These security holders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of their shares or notes. NII Holdings, Inc. and NII Holdings (Cayman), Ltd. are not offering any shares of common stock or notes for sale under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling security holders.

      The selling security holders and participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in which event any profit on the sale of the shares by those selling security holders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      NII Holdings, Inc. common stock is currently listed on the NASDAQ National Market under the symbol “NIHD.” On April 8, 2003, the closing price of the common stock was $25.74 per share.

      The notes issued by NII Holdings (Cayman), Ltd.:

•	will mature November 1, 2009;

•	interest shall accrue to principal through October 31, 2004 at an annual rate of approximately 13% per annum, compounded quarterly and shall be paid in cash quarterly thereafter at a rate of 13% per annum, with interest accruing on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable;

•	are guaranteed by NII Holdings, Inc. and certain subsidiaries and affiliates of NII Holdings, Inc.; and

•	are secured by perfected second priority security interests in the existing and future assets of NII Holdings (Cayman), Ltd. and of each guarantor.

      INVESTING IN THE COMMON STOCK OR THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK OR ANY NOTES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated April 29, 2003.

i

CERTAIN DEFINITIONS

      As used in this prospectus, the term “NII Holdings” refers only to NII Holdings, Inc. and not to any of NII Holdings’ subsidiaries; the term “NII Holdings (Cayman)” refers only to NII Holdings (Cayman) Ltd. and not to any of NII Holdings’ other subsidiaries; and the terms “we,” “our,” “ours,” and “us” refer to NII Holdings and all of its wholly-owned subsidiaries, including NII Holdings (Cayman).

INFORMATION WE INCORPORATE BY REFERENCE

      We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission (SEC). You may read and copy the registration statement, of which this prospectus forms a part, and any other document we file at the SEC’s public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330.

      We maintain an internet website at www.nextelinternational.com. You may access our periodic and current reports (including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, and any amendments to those reports) filed with or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, through the “investors & media” section of our website. The information is provided by a third party link to the Securities and Exchange Commission’s online EDGAR database, is free of charge and may be reviewed, downloaded and printed from our website at any time.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

      We incorporate by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003 and

•	Any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

      We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Mercedes M. Barreras

Vice President and Corporate Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

You may direct telephone requests to Mercedes M. Barreras, Esq. at (703) 390-5100.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety.

ABOUT NII HOLDINGS

      We provide digital wireless communication services targeted at meeting the needs of business customers in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. We also owned a direct and indirect interest in a digital mobile services provider in the Philippines, which we sold on November 28, 2002.

      We use a transmission technology called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced JavaTM enabled business applications, which are marketed as “Nextel Online®” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM.”

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number is (703) 390-5100.

SUMMARY OF THE OFFERING

      The selling security holders are offering to sell up to $98,219,990 in aggregate principal amount of the notes and up to 11,461,283 shares of common stock. We will not receive any proceeds from the sale of the notes or the common stock. You should read the discussions under the headings “Description of the Notes” and “Description of Capital Stock” for further information regarding the notes and the common stock.

Summary of the Notes

Securities Offered	13% Senior Secured Discount Notes Due 2009

Issuer	NII Holdings (Cayman)

Maturity Date	November 1, 2009

Interest Rate and Payment Dates	Rate: Approximately 13% per annum, compounded quarterly.
Payment frequency: Interest to accrete to principal through October 31, 2004. Thereafter, interest payable each February 1, May 1, August 1 and November 1, beginning November 1, 2004.

Guarantees	Payment on each note is guaranteed on a senior secured basis, jointly and severally, by NII Holdings and certain subsidiaries and affiliates of NII Holdings.

Ranking	The notes and the guarantees constitute senior debts. They rank equally with all of NII Holdings (Cayman)’s and each guarantor’s current and future indebtedness.

Collateral	The notes are secured by a second priority lien on substantially all assets owned by NII Holdings (Cayman) and each guarantor.

Optional Redemption	NII Holdings (Cayman) may redeem some or all of the notes on or after January 1, 2006 at the redemption prices listed in the section “Description of the Notes” under the heading “Redemption.”

Mandatory Offer to Repurchase	NII Holdings (Cayman) must offer to purchase all the notes on the occurrence of a change in control and all or a portion of the notes in the event of certain major sales of assets, all as further described in the section “Description of Notes.”

Basic Covenants of the Indenture	NII Holdings (Cayman) issued the notes under an indenture with Wilmington Trust Company, as Trustee. The indenture, among other things, requires NII Holdings to comply with certain financial covenants, and restricts the ability of NII Holdings and NII Holdings (Cayman) and NII Holdings’ subsidiaries to:

• borrow money;

• pay dividends on stock or purchase stock;

• sell assets or merge with or into other companies;

• make investments;

• transact business with affiliates;

• create liens;

• sell assets;

• guarantee indebtedness;

• issue capital stock; and

• use assets as security in other transactions.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes of NII Holdings (Cayman).

Governing Law	New York.

The Common Stock

      NII Holdings is authorized to issue a total of 100,000,000 shares of common stock, par value $0.001 per share. As of April 8, 2003, there were 20,252,599 shares of NII Holdings’ common stock outstanding.

      See additional discussion of our common stock under “Description of Capital Stock” appearing in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Predecessor Company					Successor Company

Year Ended				Ten Months Ended	Two Months Ended
December 31,				October 31,	December 31,

1998	1999	2000	2001	2002	2002

—	—	0.15x	—	12.61x	3.04x

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of (loss) income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest, equity in (losses) gains of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount;

•	interest capitalized; and

•	the portion of rental expense we believe is representative of interest.

      The deficiency of earnings to cover fixed charges for the year ended December 31, 1998 was $286.4 million, for the year ended December 31, 1999 was $513.9 million and for the year ended December 31, 2001 was $2.42 billion. Our ratio of earnings to fixed charges for the ten months ended October 31, 2002 reflects the impact of $2.18 billion of non-recurring net reorganization gains that we recorded in connection with our emergence from Chapter 11 reorganization.

RISK FACTORS

     Investing in the common stock and the notes offered by the selling security holders involves a high degree of risk. You should carefully consider the risks described below, as well as all the other information in this prospectus — including the consolidated financial statements and related notes — before investing in the common stock and the notes.

     If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

      a. Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face future market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

      b. Our operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our operating companies may not be able to compete effectively against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our operating companies may be at a competitive disadvantage to monopoly providers, particularly as our operating companies seek to offer new telecommunications services.

      c. Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz or GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      We do not expect any significant expansion of the network coverage area of our digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

      d. If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

      e. If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

      f. Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

      g. We have launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, our operations and growth could be adversely affected.

      In 2001, we began to offer our subscribers access to digital two-way mobile data and Internet connectivity that we market under the brand name “Nextel OnlineSM”. We cannot be sure that these services will perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services that may be offered by other wireless communications providers with larger spectrum positions.

      Our wireless data and Internet capabilities may not allow us to perform fulfillment and other customer support services more economically or to realize a source of future incremental revenue. Further, our wireless data and Internet capabilities may not counter the impact of increasing competition in our markets and the related pricing pressure on basic wireless voice services or incrementally differentiate us from our competitors. We also may not successfully realize our goals if:

•	we are unable to offer these new services profitably;

•	these new service offerings adversely impact the performance or reliability of our digital mobile network;

•	we or third party developers fail to develop new applications for our customers; or

•	we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value.

      h. If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

          We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

      a. We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      Most of our markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Peru’s president was dismissed in November 2000. Since late December 2001, there have been four presidents of Argentina that have resigned or been replaced in connection with the political and economic upheaval in that country and new elections are scheduled to occur in the near future. Additionally, in October 2002, Luiz Inacio Lula da Silva won the presidential election in Brazil. Changes in the leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect our business, operations and prospects in these countries.

      The countries in which we operate have a history of economic instability, including defaults on their indebtedness and significant devaluation of their currencies. For example, in the 1990s, both Mexico and Brazil suffered significant devaluations of their local currencies against the U.S. dollar. Most recently, in Argentina, after a long period of a recessionary environment following the hyperinflation of the 1980s, the Argentine government defaulted on its outstanding indebtedness and repealed the former exchange rate of one Argentine peso to one U.S. dollar and, in subsequent decrees, provided for full floating of the two currencies. The devaluation of the currencies in the countries in which we operate and resulting inflationary pressures have adversely affected our business, operations and prospects in those countries and may continue to do so. The economic difficulties faced by Argentina as a result of the government’s default on its public debt and the devaluation of the Argentine peso have heightened concerns regarding the impact on the Brazilian economy and the Brazilian real. In addition, Brazil’s slowing economic growth, high public debt, and uncertain economic policy have caused concern among investors. As a result, during 2002, the Brazilian real weakened significantly relative to the U.S. dollar. Continued economic difficulties could further weaken Brazil’s currency, making it more expensive for the government to service its debt, increase inflationary pressure, and force higher interest rates, which could further slow economic growth. While the economic slowdown in Brazil has not significantly affected the operations of our Brazilian operating company, continued economic difficulties could materially adversely affect those operations. In addition, a continued weakening of the Brazilian real relative to the U.S. dollar could result in additional foreign currency transaction losses in the future.

      b. Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

      c. We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      A significant portion of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and phones, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and in 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future decrease in value of the Argentine peso.

      Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

      d. Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

      e. We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Japan. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

      f. We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions and certain provinces in Argentina adopted higher tax rates on telecommunications services. In addition, in 2002 Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

      Our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates.

      g. We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

      Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Any change by Nextel Communications in its technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

     Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged and are currently challenging the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. We have provided a description of the regulatory environment in each of the countries in which our operating companies conduct business in our Annual Report on Form 10-K for the year ended December 31, 2002 under the “Regulatory and Legal Overview” discussion for each operating company under “— I. Operating Companies.”

     If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

     Our leverage limits our flexibility and increases our risk of default.

      Our high degree of leverage could have important consequences to you, such as:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain in the future additional financing we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which will reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

      In addition, the financing documents to which we are a party contain financial and other restrictive covenants. Our failure to comply with these covenants may result in an event of default. If such event of default is not cured or waived, we may suffer adverse effects on our operations, business or financial condition, including acceleration of our debt.

      As of December 31, 2002, the book value of our long-term debt was $432.2 million, including $104.0 million of our senior secured discount notes (with an initial principal amount of $140.0 million and $180.8 million due at maturity), and $328.2 million of certain credit facilities that were extended by Motorola Credit Corporation, and our stockholders’ equity was $91.4 million.

      We believe that with the net cash proceeds that we received as a result of the transactions consummated in connection with our emergence from reorganization on November 12, 2002 and the $25.0 million we expect to receive from Nextel Communications in connection with our spectrum use and build-out agreement, we will not require any additional funding and we will be able to operate and grow our business while servicing our debt obligations as scheduled. However, our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

      If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business as well as the conclusions as to the adequacy of the available sources could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities.

      If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing is substantially limited under the terms of the indenture governing the 13% senior secured discount notes issued by us on November 12, 2002.

     Our business may be significantly affected by the loss of our key personnel.

      We believe that our future success will depend on the abilities and continued service of certain of our executive officers. We may be unable to retain the services of our executive officers. We believe the loss of our executive officers may have a material adverse effect on our business.

     We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. We had a net tangible book value deficit of about $108.7 million as of December 31, 2002.

     Our significant stockholders are able to influence our business and affairs and can be influenced by Nextel Communications’ significant stockholders.

      As of December 31, 2002, Nextel Communications beneficially owned about 35.6% of our outstanding common stock and is our single largest stockholder while MacKay Shields LLC beneficially owned or controlled about 21.7% of our common stock. As a result of their ownership, Nextel Communications and MacKay Shields may be able to exert significant influence over our business and affairs. Nextel Communications is also a party to a standstill agreement with us and certain other parties which prohibits it from exercising voting control over more than 49.9% of our outstanding common stock.

We rely on Nextel Communications for certain services.

      We rely on Nextel Communications for certain administrative, marketing and engineering services pursuant to an amended and restated overhead services agreement which provides that most of these services may be terminated on notice. Termination of these services could require us to obtain these services from third party providers at a higher expense if such services are available at all.

      In addition, access to the technology, supplier relationships, and network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, digital handsets and related services, generally at the same basic prices extended to Nextel Communications.

Nextel Communications’ significant stockholders may compete with us.

      Motorola and its affiliates engage in wireless communications businesses and may in the future engage in additional businesses that may compete with some or all of the services that we offer. The potential conflict of interest may adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, which creates potential conflicts of interest, particularly with regard to significant transactions.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, until one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and Nextel Communications may waive or reject these opportunities, even if they are in our best interests.

     Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. We depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations.

     Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

     We may not be able to finance a change of control offer.

      Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes at 101% of their accreted value. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes, or restrictions contained in the Motorola financing agreements may prevent us from being able to do so.

      Moreover, our financing agreements with Motorola provide and, we anticipate any future credit facility to similarly provide, that the occurrence of a change of control could also constitute a default giving Motorola (and any other lenders under future credit facilities) the right to accelerate the maturity of all or portions of our borrowings. We cannot assure you that under these circumstances we would be able to obtain necessary consents from Motorola and any other lenders under the Motorola financing agreements and/or any future credit facility to permit us to repurchase the notes pursuant to a change of control or to repay or refinance all of our indebtedness under the Motorola financing agreements and/or any future credit facility.

     Historical financial information may not be comparable to results reported in the future.

      As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization may not be comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization included in our Annual Report on Form 10-K for the year ended December 31, 2002.

     We cannot assure you that an active market will develop for our common stock or notes.

      Our common stock and notes have recently been issued and we cannot assure you that an active market will develop, or, if such a market develops, that this market will be liquid.

      Our common stock is currently listed for trading on the NASDAQ National Market System. In the event that we are unable in the future to meet the criteria for continued listing of our common stock on the NASDAQ, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty purchasing or selling our common stock.

      The notes are not currently listed on any national securities exchange. Accordingly, we cannot assure you that a holder of the notes will be able to sell these notes in the future or as to the price at which this sale may occur. The liquidity of the market for the notes and the prices at which these notes trade will depend upon the amount outstanding, the number of holders of the notes, the interest of securities dealers in maintaining a market in these notes and other factors beyond our control.

      The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for high yield securities. These declines may adversely affect the liquidity and trading markets for the notes.

We have not paid dividends on our common stock.

      We have never paid a cash dividend on the common stock and the terms of our financing documents restrict our ability to pay dividends on the common stock.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency omissions and health concerns.

     Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “intends, “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainties, financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other qualifying factors identified in the foregoing “Risk Factors” section, including, but not limited to:

•	our ability to meet the operating goals established by our revised business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including Nextel WorldwideSM and Nextel OnlineSM;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock or the notes by the selling security holders under this prospectus.

SELLING SECURITY HOLDERS

      The common stock and notes offered under this prospectus were issued on November 12, 2002 under our revised third amended joint plan of reorganization upon emergence from Chapter 11 bankruptcy proceedings. In connection with that issuance the selling security holders were granted registration rights covering the common stock and the notes under a registration rights agreement. This registration statement is intended to satisfy such registration rights.

      The following table provides information with respect to the common stock and the principal amounts of notes held by each selling security holder. The table is based on information provided by or on behalf of the selling security holders. Because the selling security holders may sell all or some part of the common stock and/or notes which they hold under this prospectus, no estimate can be given as to the amount of common stock or notes that will be held by the selling security holders upon termination of this offering. See “Plan of Distribution.” The selling security holders may from time to time offer and sell any or all of the common stock and/or the notes under this prospectus. The term “selling security holders” includes their transferees, pledgees or donees or their successors.

	Common Stock
	Beneficially		Notes Beneficially
	Owned and Offered		Owned and Offered

	Number of		Principal
Name	Shares	Percentage	Amount	Percentage

Nextel Communications, Inc.	7,118,688	62.11%	$50,900,000	51.82%
MacKay Shields LLC	4,342,595	37.89%	$47,319,990	48.18%

PLAN OF DISTRIBUTION

      This prospectus covers the sale of the shares of common stock and notes by the selling security holders. As used in this prospectus, selling security holders includes donees and pledgees selling securities received from a named selling security holder after the date of this prospectus. The selling security holders may sell their shares of common stock and notes under this prospectus:

•	through one or more broker-dealers acting as either principal or agent;

•	through underwriters;

•	directly to investors; or

•	through any combination of these methods.

      The selling security holders will fix a price or prices, and they may change the price, of the shares of common stock and notes offered based upon:

•	market prices prevailing at the time of sale;

•	prices related to those market prices; or

•	negotiated prices.

      These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

•	on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes and common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

      Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock or notes as principal, it may effect sales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

      To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      Any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus or pursuant to another available exemption.

      To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We may suspend the use of this prospectus in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, we will use our reasonable efforts to ensure that the use of the prospectus is resumed as soon as practicable.

      Under the registration rights agreement with the selling security holders, we have agreed to indemnify the selling security holders and each underwriter, if any, against certain liabilities, including under the Securities Act, or will contribute to payments the selling security holders or underwriters may be required to make in respect of those liabilities.

      We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the securities covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective from the time this registration statement becomes effective until the earlier of November 12, 2007 and that time when all securities covered by this registration statement have been sold.

DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material provisions of the corporate charter and bylaws of NII Holdings. Copies of the corporate charter and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

General

      NII Holdings has 110,000,001 shares of capital stock authorized. This authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.001 per share, 20,252,599 of which were outstanding as of April 8, 2003;

•	1 share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”), which is currently outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share (“Undesignated Preferred Stock”), none of which are currently outstanding.

Common Stock

Voting

      Subject to the rights of the holder of the Special Director Preferred Stock and any outstanding rights granted to preferred stock outstanding at the time, each share of common stock of NII Holdings entitles its holder to one vote on all matters submitted to a vote of the stockholders of NII Holdings on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally.

Dividends

      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

Liquidation

      If NII Holdings shall be liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in the net assets of NII Holdings remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Special Director Preferred Stock

      The Special Director Preferred Stock of NII Holdings gives the holder thereof, Motorola Credit Corporation (“MCC”), the right to nominate, elect, remove and replace a single member of the board of directors (the “Special Preferred Stock Director”); provided that at the time any such action is taken, MCC or an MCC Permitted Transferee must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the master equipment financing agreement entered into as part of the reorganization (the “New MEFA”) and the equipment financing agreement entered into as part of the reorganization (the “New EFA”). “MCC Permitted Transferee” means a successor or assign of MCC under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc. or its successor. At such time as MCC or an MCC Permitted Transferee does not hold such a debt position, there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time. Such stock has no dividend rights or other economic value, except for a liquidation value equal to the par value thereof.

      Except as described herein, the Special Director Preferred Stock has no voting rights, except such as may be required by applicable law. The certificate of incorporation of NII Holdings may not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (i) change the number of directorships without the affirmative vote of all holders of Special Director Preferred Stock then outstanding, or (ii) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder. So long as the Special Director Preferred Stock is outstanding, without the approval of at least two-thirds of the members of the board of directors, NII Holdings may not grant to any person or entity any right to designate individuals to serve on its board of directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the board of directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

Dividends

      The Special Director Preferred Stock has no dividend rights. For so long as a member of MCC or an MCC Permitted Transferee is entitled to designate one director, NII Holdings shall not, without the affirmative vote of at least two-thirds of the members of the board of directors, create an executive committee of the board of directors, or any other committee, however named, having substantially similar power and authority.

Liquidation

      Upon liquidation, dissolution or winding up of the corporation, each holder of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of common stock.

Undesignated Preferred Stock

      The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of NII Holdings.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Relevant Provisions of Our Certificate of Incorporation, Restated Bylaws and Delaware Law

      The restated certificate of incorporation and bylaws of NII Holdings contain provisions that could make more difficult an acquisition of NII Holdings by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with NII Holdings. Although these provisions may have the effect of delaying, deferring or preventing a change in control, NII Holdings believes that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Board of Directors

      According to the bylaws of NII Holdings, the board of directors must be composed of at least one and no more than twelve directors. The board of NII Holdings currently consists of eight directors. The number of directors may be changed from time to time by resolution of the board of directors provided at least two third of the members must consent so long as the Special Director Preferred Stock is outstanding. Directors need not be stockholders of the corporation. According to our certificate of incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock has the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

Stockholder Actions and Special Meetings

      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. The bylaws of NII Holdings provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the bylaws provide that a special meeting may be called by the secretary upon the written request of a majority of the board of directors or of the holder of the Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

Anti-Takeover Statute

      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with the Company for a three-year period, although the stockholders of NII Holdings may elect to exclude NII Holdings from the restrictions imposed under this section.

DESCRIPTION OF THE NOTES

      The following description is a summary of the material terms of the notes. It does not restate the Indenture in its entirety. For more complete information regarding the notes, reference is made to the Indenture and other agreements and instruments governing such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part, and which are incorporated by reference in this prospectus. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Other defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

      The notes accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of 13% per annum, compounded quarterly payable in cash quarterly. The notes were issued at an “original issue discount” as a result of (1) the accretion of non-cash interest for the period through October 31, 2004 and (2) the allocation of a portion of the purchase price of the notes and common stock sold in the Rights Offering to the common stock. The notes will mature on the seventh anniversary of their issuance. Interest shall accrue on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.

Redemption

      The notes are not entitled to any mandatory redemption or sinking fund. The notes will be redeemable, at the option of NII Holdings (Cayman), in whole or in part, at any time on or after January 1, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each noteholder’s last address as it appears in the note register, at the following Redemption Prices (expressed in percentages of their Accreted Value), plus accrued and unpaid interest to the Redemption Date if redeemed during the 12-month period commencing on January 1 of the applicable year set forth below:

Year	Redemption Price

2006	106.50%
2007	103.25%
2008 and thereafter	100.000%

      Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. Notes in original denominations larger than $1.00 may be redeemed in part. On and after the Redemption Date, interest will cease to accrue on notes or portions of notes called for redemption, unless NII Holdings (Cayman) defaults in the payment of the Redemption Price.

Security for the Notes

      Subject to certain exceptions, the notes are secured by perfected security interests in the existing and future assets of NII Holdings (Cayman) and the guarantors. Such security interests will be subject to Permitted Liens and will be junior to the security interests on such assets securing (i) the New MEFA, the

New EFA and any refinancings thereof permitted pursuant to the terms of the Indenture and (ii) certain indebtedness of Restricted Group Members (other than NII Brazil) of up to $50.0 million in aggregate principal amount. The Intercreditor Agreement will provide, notwithstanding the priority of any Liens, that collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the notes and the New EFA on a pari passu basis, and (ii) the New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the notes and the New MEFA on a pari passu basis. The Intercreditor Agreement significantly limits the Trustee’s rights to exercise remedies so long as the New MEFA and the New EFA are outstanding.

      If an Event of Default as discussed below exists, the Trustee, in addition to any rights and remedies available to it under the Indenture and the Security Documents, may, subject to the Intercreditor Agreement, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. While Indebtedness is outstanding under the New MEFA or the New EFA, rights of the noteholders and the Trustee are subject to the terms of the Intercreditor Agreement. The proceeds received by the Trustee from any sale or foreclosure will be applied, subject to the Intercreditor Agreement, first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the notes.

Guarantees

      The repayment of the notes will, subject to certain exceptions, be fully and unconditionally and irrevocably guaranteed by NII Holdings, its Restricted Subsidiaries and Restricted Affiliates (collectively, the “Guarantors”), jointly and severally, pursuant to the guarantees by such entities set out in the Indenture (collectively, the “Note Guarantees”). The Indenture provides that as long as any notes remain outstanding, any future Restricted Group Member will also enter into a Note Guarantee. The Note Guarantees will be secured by security interests in substantially all of the Guarantors’ existing and future assets, junior to the security interests on such assets securing the Guarantors’ obligations with respect to of the New MEFA and New EFA and any refinancings thereof permitted pursuant to the terms of the Indenture. The obligations of each Guarantor under its Note Guarantee are intended to be limited as necessary to prevent that Note Guarantee from being or becoming a fraudulent conveyance under applicable law.

Certain Bankruptcy Limitations

      The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against NII Holdings (Cayman), NII Holdings or any other Restricted Group Member prior to the Trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from that debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of that collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the collateral. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy case, the holders may not have any consent rights with respect to the use of those funds by NII Holdings or any of its Subsidiaries during the pendency of the case. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.

Mandatory Repurchase of Notes

      Upon the occurrence of a Change of Control, NII Holdings (Cayman) will be required to offer to repurchase all the notes then outstanding by making an Offer to Purchase at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”). Following certain major dispositions of assets, if the proceeds thereof are not reinvested in assets or used to reduce indebtedness within a twelve month period, such proceeds must be used to make an offer to purchase notes at the Accreted Value plus accrued and unpaid interest (an “Excess Proceeds Offer”).

      NII Holdings (Cayman) will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations in connection with an Offer to Purchase or an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Offer to Purchase” or the “Excess Proceeds Offer” provisions of the Indenture, NII Holdings (Cayman) will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Offer to Purchase” or the “Excess Proceeds Offer” provisions of the Indenture by virtue thereof.

      There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

Certain Covenants

      Limitation on Restricted Payments. No Restricted Group Member shall, directly or indirectly: (i) declare or pay any dividend or make any distribution on or with respect to its Equity Interests (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on its Capital Stock held by Persons other than another Restricted Group Member, provided, that any Restricted Group Member holding shares of Capital Stock of such dividend or distribution-paying Restricted Group Member shall receive such pro rata dividends or distributions as may be due to such Restricted Group Member at or prior to the payment of such pro rata dividends or distributions to such other Persons); provided, that no such dividend or distribution may be declared, paid or made to NII Brazil; (ii) purchase, redeem, retire or otherwise acquire for value any Equity Interest in (a) a Restricted Group Member, which Equity Interest is held by (1) NII Brazil, (2) any Affiliate of NII Holdings (Cayman) that is not a Restricted Group Member (other than NII Brazil), or (3) any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of NII Holdings, or (b) NII Holdings, any Unrestricted Subsidiary or any Unrestricted Affiliate; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NII Holdings or any Restricted Group Member that is subordinated in right of payment to the notes or any Guarantor’s Note Guarantee; (iv) make any Investment in NII Brazil (other than a Permitted Investment) unless at the time there is no default or event of default and the Investment (together with all other Investments under this (iv) and (v) below would not exceed the Permitted Amounts, or (v) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) unless at the time and giving effect to the Investment there is (A) no default or event of default, (B) the Consolidated Leverage Ratio would not be greater than the Permitted Consolidated Leverage Ratio, provided that for Investments made prior to November 12, 2003, the Permitted Consolidated Leverage Ratio shall be 5 to 1 and (C) such Investments together with all other Investments under this (v) and (iv) above would not exceed Permitted Amounts.

      The Indenture provides that none of the following constitute a restricted payment: (i) dividends paid within 60 days of declaration if payment would have been permitted at the time of declaration; (ii) the payment of subordinated debt (other than NII Brazil debt) with proceeds of other subordinated debt or equity; (iii) repurchases or redemptions of Capital Stock from the proceeds of a concurrent sale of Capital Stock; (iv) purchases of shares of dissenting shareholders in a permitted merger or consolidation; (v) Investments acquired as a capital contribution to NII Holdings or in exchange for Capital Stock of NII Holdings; (vi) repurchases to protect a material license or franchise; and (vi) certain Investments in Persons who have ceased to be Restricted Affiliates.

      Not later than the date of making any Restricted Payment, NII Holdings will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted by the Indenture and setting forth the basis upon which the calculations required by the Indenture were computed, which calculations may be based upon NII Holding’s latest available financial statements.

      Limitation on Incurrence of Indebtedness. No Restricted Group Members shall, directly or indirectly, Incur any Indebtedness (other than the notes and other Indebtedness existing on November 12, 2002) or issue any Redeemable Stock; provided, that Restricted Group Members may incur Indebtedness if after giving effect to such incurrence, the Consolidated Leverage Ratio would not be greater than the Permitted Consolidation Leverage Ratio. In addition, Restricted Group Members may without limitation Incur (i) certain refinancing Indebtedness, (ii) Indebtedness pursuant to Permitted Tower Transactions, (iii) secured Indebtedness of up to $50 million in aggregate principal owed by Restricted Group Members (other than NII Brazil), (iv) certain intercompany indebtedness (other than NII Brazil), (v) certain customary indebtedness under performance surety or appeal bonds in the ordinary course of business or under certain currency or interest rate swap agreements or certain obligations arising from other agreements and (v) guarantees under certain permitted indebtedness.

      Limitation on Asset Sales. No Restricted Group Member shall consummate any Asset Sale unless:

(i) the seller receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by an Officers’ Certificate) of the assets subject to such Asset Sale;

(ii) at least 75% of the consideration for such Asset Sale is in the form of (a) cash or Cash Equivalents, or (b) liabilities of NII Holdings or a Restricted Group Member (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of such assets if, following such Asset Sale, there is no further recourse to NII Holdings or any Restricted Group Member with respect to such liabilities; and

(iii) within 12 months of such Asset Sale, the Net Cash Proceeds thereof, at NII Holdings’ election, are (a) invested in assets related to the business of NII Holdings and the other Restricted Group Members, (b) used to repay Indebtedness under the New MEFA or the New EFA, or (c) to the extent not used as provided in clause (a) or (b), applied to make an Excess Proceeds Offer (the process for which is described above in the section entitled “Description of Notes — Mandatory Repurchase of Notes”);

provided, that NII Holdings (Cayman) will not at any time be required to take the actions described in clause (iii) above unless and until the aggregate amount of Net Cash Proceeds from all Asset Sales exceeds $5 million. Pending the final application of any such Net Cash Proceeds, a Restricted Group Member may temporarily invest such Net Cash Proceeds in Cash Equivalents.

      Limitation on Liens. Subject to certain exceptions set forth in the Indenture, no Restricted Group Member shall directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or properties of any character, other than Permitted Liens and liens securing not more than $50 million in aggregate principal amount.

      Merger, Consolidation or Sale of Assets. The Indenture prohibits mergers, consolidations and sales of substantially all assets of NII Holdings (Cayman) and NII Holdings unless (i) one of them is the survivor or acquiror, as the case may be, or (ii) (A) the survivor or acquiror, as the case may be, becomes liable for all obligations under the notes and the Indenture, (B) no Default or Event of Default would exist upon consummation of the transaction at issue, (C) immediately after giving effect to the transaction, NII Holdings (Cayman) or any Person becoming the successor obligor of the notes and the Indenture shall have a Consolidated Net Worth meeting the threshold set forth in the Indenture, (D) immediately after giving effect to the transaction, the Consolidated Leverage Ratio would not be greater than the Consolidated Leverage Ratio set forth at such time in the covenant limiting the Incurrence of Indebtedness in the Indenture and (E) NII Holdings (Cayman) delivers to the Trustee an Officer’s Certificate and an opinion of counsel in each case stating that such consolidation merger or transfer and such supplemental indenture complies with the covenant that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and, in the event the continuing Person is organized under the laws of any jurisdiction other than the United States of America or any jurisdiction thereof, that the Indenture, the notes and each of the Collateral Documents constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms.

      Limitation on Transactions with Affiliates. Subject to certain exceptions set out in the Indenture, no Restricted Group Member shall, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Person known by NII Holdings (Cayman) or NII Holdings to be an Affiliate of such a holder) of 5% or more of any class of Capital Stock of NII Holdings, with any Affiliate of NII Holdings or any Restricted Group Member, except, among other exceptions, (i) upon fair and reasonable terms no less favorable to such Restricted Group Member than could be obtained, at the time of such transaction, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate, (ii) the transaction is approved by a vote of a majority of the disinterested directors of NII Holdings or (iii) the Board of Directors receives a fairness opinion obtained from a nationally recognized investment banking firm.

      Reports. Whether or not NII Holdings (Cayman) is required to file reports with the Commission, for so long as any notes are outstanding NII Holdings (Cayman) shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13 and 15 under the Exchange Act if it were subject to such rules. Within 15 days of the required filings, NII Holdings (Cayman) will supply the Trustee and deliver or cause to be delivered to each holder, copies of such reports and other information. As long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, NII Holdings (Cayman) will provide the Trustee and the holders with any information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

      Additional Covenants. In addition, the Indenture contains additional covenants which, subject to certain exceptions, restrict the ability of Restricted Group Members from (i) paying intercompany dividends, paying intercompany indebtedness, and making intercompany loans, transfers or Guarantees; (ii) issuing, selling or otherwise transferring any shares of Capital Stock of a Restricted Group Member other than NII Holdings (including options, warrants or other rights to purchase shares of such Capital Stock); and (iii) entering into certain sale-leaseback transactions. Further, the Indenture contains covenants controlling advances to certain non-Restricted Group Members and other entities that may become Restricted Group Members after the date of the Indenture, and describing the procedures pursuant to which Subsidiaries and Affiliates may be designated and/or undesignated or Restricted or Unrestricted, as the case may be.

      Offer to Repurchase Upon Change of Control. Upon the occurrence of a Change of Control, NII Holdings (Cayman) will be required to offer to repurchase all the notes then outstanding by making an Offer to Purchase at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”). NII Holdings (Cayman) will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations in connection with any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the “Offer to Purchase” provisions of the Indenture, NII Holdings (Cayman) will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Offer to Purchase” provisions of the Indenture by virtue thereof.

Events of Default and Remedies

      An Event of Default shall exist with respect to the notes if any of the following occurs and is continuing: (a) NII Holdings (Cayman) defaults in the payment of Accreted Value of (or premium, if any, on) any note when the same becomes due and payable, at maturity, upon acceleration, redemption, required purchase or otherwise; (b) NII Holdings (Cayman) defaults in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; (c) NII Holdings (Cayman) fails to make or consummate a required Excess Proceeds Offer or a required Offer to Purchase, or defaults in the observance of any material provision of the merger covenant; (d) any Restricted Group Member defaults in the performance of or breaches any other covenant or agreement applicable to it contained in the Indenture or the notes (other than a default specified in clause (a), (b) or (c) above), any Note Guarantee, or any Collateral Document, and such default or breach continues for a period of 30 consecutive days after written notice shall have been given (i) by the Trustee to NII Holdings (Cayman) or (ii) to the Trustee and NII Holdings (Cayman) by the holders of 25% or more in aggregate Accreted Value amount of the notes; (e) there occurs with respect to the New MEFA: (i) an event of default that permits the lender(s) under the New MEFA to declare the New MEFA to be due and payable prior to its Stated Maturity and the failure of the obligor to cure or receive a waiver with respect to the event of default within 30 days after its occurrence; (ii) an event of default and the declaration by the lender(s) under the New MEFA that the New MEFA is due and payable prior to its Stated Maturity; or (iii) an event of default and the request for payment by the lender(s) under the New MEFA on any guarantee securing the New MEFA; provided, however, that if an Event of Default occurs under clause (i), no Event of Default has occurred under clauses (ii) or (iii) and the lender(s) under the New MEFA subsequently waive(s) the event of default under the New MEFA, then the Event of Default under clause (i) will also be waived without any further action; (f) there occurs with respect to the New EFA an event of default and the request for payment by the lender(s) under the New EFA on any Guarantee securing the New EFA; (g) there occurs with respect to Indebtedness (other than the New MEFA or the New EFA) of any Restricted Group Member having an outstanding principal amount of $10 million or more in the aggregate an event of default that permits any holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; (h) any final judgment or order (not fully covered by insurance) for the payment of money in excess of $10 million, individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered), shall be rendered against any Restricted Group Member, and shall not be paid or discharged for any period of 30 consecutive days, unless a stay or enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall be in effect; (i) a court having jurisdiction enters a decree or order for (A) relief in respect of NII Holdings (Cayman) or any significant Restricted Group Member in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of NII Holdings (Cayman) or any significant Restricted Group Member or for all or substantially all of their respective property or assets, or (c) the winding up or liquidation of the affairs of NII Holdings (Cayman) or any significant Restricted Group Member and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (j) NII Holdings (Cayman) or any significant Restricted Group Member (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official, or (C) effects any general assignment for the benefit of creditors; or (k) actual invalidity (or the assertion hereof any by Restricted Group Member) of any Note Guarantee, Lien, priority status or subordination of other claims in respect of the notes resulting from acts or omissions of any Restricted Group Member, other than in accordance with the terms hereof or thereof.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency or upon the acceleration of any outstanding principal owing under certain other Indebtedness specified in the Indenture, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate Accreted Value of the then outstanding notes may direct the Trustee in its exercise of any trust or power, subject in all instances to the Intercreditor Agreement.

      The holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to NII Holdings (Cayman) and the Trustee, may on behalf of the holders of all of the notes (i) waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing default in the payment of principal, interest or premium, an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected); and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Transfer and Exchange

      A holder may transfer its notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar is not required to transfer or exchange any note selected for redemption. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Except as provided in the two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding and certain existing Defaults or Events of Default or compliance with certain provisions of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder of notes): (i) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity or redemption provisions of any note, alter the provisions with respect to the redemption of the notes in a manner adverse to the holders of the notes, or alter the price at which repurchases of the notes may be made pursuant to an Offer to Purchase; (iii) reduce the rate of or change the time for payment of interest on any note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes; (v) make any note payable in money other than that stated in the notes; (vi) reduce the percentage vote necessary to waive past Defaults or the rights of holders of notes to receive payments of principal of, premium or interest on the notes; (vii) waive a redemption payment with respect to any note; (viii) release all or substantially all Guarantors or Collateral; or (ix) make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of the holders, NII Holdings (Cayman) and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, provided that such amendments or supplements do not adversely affect the interests of the holders in any material respect, to provide for the assumption of NII Holdings (Cayman)’s obligations to holders or any Guarantor’s obligation under its Note Guarantee of the notes in the case of a merger or consolidation permitted under the Indenture, to evidence and provide for the acceptance and appointment of a successor Trustee under the Indenture to make any change that, in the good faith opinion of the Board of Directors of NII Holdings, does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

      The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss or liability that might be incurred by it in connection with such request.

Governing Law

      The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery; Form and Transfer

      The notes have been issued pursuant to the exemption from Securities Act registration afforded by Section 1145 of the Bankruptcy Code in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). The Global Notes have been deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s direct and indirect participants.

      Transfer of beneficial interests in any Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Interest in the Global Notes shall be freely tradeable.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See “Transfer of Interests in Global Notes for Certificated Notes.”

      Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Transfers of Interests in One Global Note for Interests in Another Global Note

      Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of another Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note.

Transfers of Interests in Global Notes for Certificated Notes

      An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons (“Certificated Notes”) if, and only if, (i) DTC (x) notifies NII Holdings (Cayman) that it is unwilling or unable to continue as depositary for the Global Notes, and NII Holdings (Cayman) thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) NII Holdings (Cayman), at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes, (iii) any beneficial owner of interests in a Global Note so requests, (iv) any beneficial owner of interests in a Global Note so requests or (v) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes and the Trustee requests Certificated Notes. In any such case, NII Holdings (Cayman) will notify the Trustee in writing that, upon surrender by the beneficial owners of their interests in such Global Note, Certificated Notes will be issued to each person that such direct and indirect participants in the DTC identify as being the beneficial owner of the related notes. The Certificated Notes so issued will be freely tradeable and shall not bear the restrictive transfer legend required by Section 2.02 of the Indenture.

Certain Definitions

      As used in this section, the following terms have the meanings set forth below. References to sections in the following defined terms shall be sections of the Indenture unless otherwise indicated.

      “Accreted Value” means (i) as of any date prior to November 1, 2004, an amount per $1,000 principal amount at maturity of the notes that is equal to the sum of (a) the Issue Price ($774.25 per $1,000 principal amount at maturity of the notes) of such notes and (b) the portion of the excess of the principal amount of such notes over such Issue Price which shall have been accreted through such date, such amount to be so accreted on a daily basis and compounded quarterly on February 1, May 1, August 1, and November 1, of each year at the rate of 13% per annum from November 12, 2002 through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and (ii) as of any date on or after November 1, 2004, the principal amount at maturity of such notes.

      “Acquired Debt” means Indebtedness of a Person existing at the time such Person is merged with or into any Restricted Group Member or becomes a Restricted Group Member; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into a Restricted Group Member or becomes a Restricted Group Member shall not be Acquired Debt.

      “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of NII Holdings and the other Restricted Group Members for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Unrestricted Subsidiary or Unrestricted Affiliate, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to any Restricted Group Member by such Unrestricted Subsidiary or Unrestricted Affiliate during such period, and (y) with respect to net losses, to the extent of the amount of cash contributed by any Restricted Group Member to such Unrestricted Subsidiary or Unrestricted Affiliate during such period;

(2) the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by such Restricted Group Member of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Group Member; provided, in the case of restrictions imposed in connection with outstanding Indebtedness, that the amount of net income excluded during any period shall not exceed the aggregate amount of such Indebtedness that would need to be repaid to enable such Restricted Group Member to declare and pay dividends or similar distributions of such net income;

(3) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(4) all extraordinary gains and extraordinary losses; and

(5) to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in a percentage amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by NII Holdings.

      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      “Agent” means any Registrar, Paying Agent, authenticating agent or co-Registrar.

      “Asset Acquisition” means (1) an investment by any Restricted Group Member in any other Person pursuant to which such Person becomes a Restricted Group Member or is merged into or consolidated with any Restricted Group Member; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such investment or (2) an acquisition by any Restricted Group Member of the property and assets of any Person other than NII Holdings (Cayman) or any other Restricted Group Member that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such acquisition.

      “Asset Disposition” means the sale or other disposition by any Restricted Group Member (other than to another Restricted Group Member) of (1) all or substantially all of the Capital Stock of any Restricted Group Member or (2) all or substantially all of the assets that constitute a division or line of business of any Restricted Group Member.

      “Asset Sale” means any sale, lease, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by any Restricted Group Member to any Person other than a Restricted Group Member of:

(1) all or any of the Capital Stock of a Restricted Group Member, other than in respect of director’s qualifying shares or investments by foreign nationals mandated by applicable law;

(2) all or substantially all of the property and assets of an operating unit or business of any Restricted Group Member; or

(3) any other property and assets of any Restricted Group Member outside the ordinary course of business of such Restricted Group Member;

provided that “Asset Sale” does not include:

(a) sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

(b) sales or other dispositions of obsolete equipment;

(c) sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate;

(d) sales or other distributions of assets (in one transaction or a series of related transactions) having an aggregate fair market value (as certified in an Officers’ Certificate delivered to the Trustee) not in excess of $1 million;

(e) Permitted Tower Transactions;

(f) any Restricted Payment permitted by Section 4.04 of the Indenture or transaction permitted by Section 5.01 of the Indenture; or

(g) sales of any assets or stock of NII Philippines.

      “Board of Directors” unless otherwise stated, means the Board of Directors of NII Holdings (Cayman) or any committee of such Board of Directors duly authorized to act under the Indenture.

      “Board Resolution” means a copy of a resolution, certified by the Secretary of NII Holdings (Cayman) or NII Holdings, as the case may be, to have been duly adopted by the Board of Directors of NII Holdings (Cayman) or NII Holdings, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

      “Capex” means, for any period, the aggregate of all cash expenditures (including all amounts expended in connection with Capitalized Lease Obligations but excluding any amount representing the interest component thereof) made on account of property, plant, equipment or similar assets during such period by the Restricted Group Members, including the purchase price paid in connection with any spectrum purchases whether such amounts are allocable to property, assets, plant or equipment.

      “Capitalized Lease” means, as applied to any Person, any lease of property (whether real, personal or mixed) that in conformity with GAAP is required to be shown as an asset on that Person’s balance sheet.

      “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after November 12, 2002, including, without limitation, all Common Stock and Preferred Stock.

      “Cash Equivalents” means (i) obligations issued by the United States of America or any agency or instrumentality thereof, or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and commercial paper issued by others rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or, in each case, such equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) and in each case maturing within 180 days after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

      “Change of Control” means the occurrence of any of the following events:

(i) the transfer (in one transaction or a series of transactions) of all or substantially all of NII Holdings’ assets to any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(ii) the liquidation or dissolution of NII Holdings or the adoption of a plan by the stockholders of NII Holdings relating to the dissolution or liquidation of NII Holdings;

(iii) the acquisition by any “Person” or “Group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) of beneficial ownership, directly or indirectly, of 50% or more of the aggregate ordinary voting power of the total outstanding Voting Stock of NII Holdings; or

(iv) at any time, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of NII Holdings then still in office.

      For purposes of this definition, “Continuing Directors” means at any time, (i) individuals who, prior to such time, were directors of NII Holdings, other than those individuals appointed, designated or nominated by Nextel, (ii) any director whose election by the Board of Directors of NII Holdings or whose nomination for election by the stockholders of NII Holdings was approved by a majority of the Continuing Directors then in office; or (iii) any directors designated by the holder of NII Holdings’s Special Director Preferred Stock; provided, however, than no officer, director or employee of Nextel or its affiliates constitute a “Continuing Director”.

      “Collateral” has the meaning given to it in the Intercreditor Agreement.

      “Collateral Agent” means Citibank, N.A., not in its individual capacity but solely as the initial “Collateral Agent” under the Collateral Documents, and any successor “Collateral Agent” designated and appointed under the Collateral Documents.

      “Collateral Documents” has the meaning given to it in the Intercreditor Agreement.

      “Commission” means the Securities and Exchange Commission, as from time to time constituted, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

      “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common equity, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common equity.

      “Consolidated EBITDA” means, for any period, the sum of the amounts for such period of:

(1) Adjusted Consolidated Net Income;

(2) Consolidated Interest Expense, to the extent deducted in calculating Adjusted Consolidated Net Income;

(3) income taxes, to the extent deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(4) depreciation expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income;

(5) amortization expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income; and

(6) all other non-cash items to the extent reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by the Restricted Group Member) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Restricted Group Members during such period; excluding, however, (1) any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, all as determined (without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates) in conformity with GAAP.

      “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Indebtedness of the Restricted Group Members as at such Transaction Date to

(2) the aggregate amount of Annualized Consolidated EBITDA

provided, however, that:

(i) pro forma effect shall be given to (x) any Indebtedness Incurred from the beginning of the four-quarter period through the Transaction Date (the “Reference Period”), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date;

(ii) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(iii) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Group Member or has been merged with or into NII Holdings (Cayman)

or any Restricted Group Member during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Group Member as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided further that to the extent that clause (ii) or (iii) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such Asset Acquisition Asset Disposition shall be treated as if the same had occurred at the beginning of the applicable Reference Period.

      “Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of NII Holdings (Cayman) and its Restricted Group Members (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries or Unrestricted Affiliates), less any amounts of such stockholders’ equity attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of any Restricted Group Member, each item to be determined in conformity with GAAP.

      “Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of the Indenture, located at 520 Madison Avenue, 33rd Floor, New York, NY 10022.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default as described above in “Events of Default and Remedies.”

      “Effective Date” means November 12, 2002.

      “Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of NII Holdings, whose determination shall be conclusive if evidenced by a Board Resolution of NII Holdings.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as specifically provided, all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

      “Guarantee” means any obligation, contingent or otherwise (including. without limitation, letters of credit and reimbursement agreements), of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of such Person’s business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guarantors” means the Persons listed as Guarantors on the signature pages to the Indenture and any other Persons who become Guarantors pursuant to Section 4.20 of the Indenture.

      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all liabilities or obligations, contingent or otherwise, of such Person for borrowed money, including Acquired Debt;

(2) all liabilities or obligations, contingent or otherwise, of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all liabilities or obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(4) all liabilities or obligations, contingent or otherwise, of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5) all liabilities or obligations, contingent or otherwise, of such Person as lessee under Capitalized Leases;

(6) all liabilities or obligations, contingent or otherwise, of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such assets at such date of determination and (B) the amount of such Indebtedness;

(7) all liabilities or obligations, contingent or otherwise, of other Persons Guaranteed by such Person to the extent such liabilities or obligations are Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition, all liabilities or obligations, contingent or otherwise, under Currency Agreements and Interest Rate Agreements.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) Indebtedness shall not include any liability for federal, state, local or other taxes; and (C) Indebtedness shall not include lease payments owed in respect of any so-called “build-to-suit” Permitted Tower Transaction.

      “Indenture” means that certain Indenture, dated as of November 12, 2002, among NII Holdings, the Trustee and the Guarantors, as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemented to the Indenture entered into pursuant to the applicable provisions of the Indentures.

      “Intercreditor Agreement” means the Intercreditor Agreement, dated November 12, 2002, by and among the Trustee, the Collateral Agent, Motorola Credit Corporation, NII Holdings (Cayman), NII Holdings and the Guarantors.

      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person.

      “Involuntary Event” has the meaning specified in the definition of “Permitted Investments.”

      “Issue Price” means with respect to the notes, the aggregate issue price of such notes, which equals $140,000,000.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any option or other agreement to give any security interest); provided that the amount of assets of a Restricted Group Member subject to a Lien shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the NII Holdings.

      “Minority Owned Affiliate” of any specified Person, means any other Person (other than a direct or indirect Subsidiary of such specified Person) in which an Investment in the Capital Stock of such Person has been made by such specified Person.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) reasonable and customary brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, other than fees and expenses paid or payable to an Affiliate of NII Holdings (Cayman), (b) provisions for all taxes paid or payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Restricted Group Members, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale, and (d) appropriate amounts to be provided by any Restricted Group Member as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected on an Officers’ Certificate delivered to the Trustee; provided that with respect to any Asset Sale by a Restricted Group Member, Net Cash Proceeds shall be reduced by a percentage amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of such Asset Sale, directly or indirectly, by NII Holdings; and

(2) with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of reasonable attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

      “New EFA” means that certain Second Amended and Restated Equipment Financing Agreement in the aggregate principal amount of $103,193,135.28 to be entered into as of November 12, 2002 by Nextel Telecomunicacoes Ltda., a Brazil limited liability company, and Motorola Credit Corporation together with all guaranty agreements, collateral documents and other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the New MEFA, including documents evidencing, securing or guaranteeing any complete, partial or successive refunding, refinancing thereof or replacement of the New EFA and any amendments, modifications, renewals or extensions of any of the foregoing (other than those relating to the New MEFA and executed by its borrowers or guarantors) (the “EFA Obligations”). At no time after November 12, 2002 shall the outstanding principal amount of the New EFA exceed $103,193,135.28 plus 10% of such amount minus any payments in respect of the principal amount of the EFA Obligations.

      “New MEFA” means that certain Master Equipment Loan Agreement providing a Tranche A commitment of $56,650,000 and a Tranche B commitment of $225,000,000 to be entered into as of November 12, 2002 by certain subsidiaries of NII Holdings and Motorola Credit Corporation, together with all guaranty agreements, collateral documents and other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the New MEFA, including any documents evidencing, securing or guaranteeing any complete, partial or successive refunding, refinancing thereof or replacement of the New EFA and any amendments, modifications, renewals or extensions of any of the foregoing (other than those relating to New EFA and executed by its borrowers or guarantors) (the “MEFA Documents”). At no time after November 12, 2002 shall the outstanding principal amount of the New MEFA exceed $281,650,000 plus 10% of such amount minus any permanent commitment reductions under the New MEFA or payments in respect of the principal amount of the MEFA Obligations.

      “NII Brazil” means, collectively: (1) McCaw International (Brazil) Ltd., organized under the laws of Virginia, and any successor thereto and any Subsidiary or Minority Owned Affiliate of McCaw International (Brazil), Ltd., (2) Airfone Holdings, Inc., a corporation organized under the laws of Delaware, Nextel S.A., a corporation organized under the laws of Brazil, Nextel Telecomunicaoes Ltda., a limited company organized under the laws of Brazil, H-Telecom Ltda., a limited company organized under the laws of Brazil, Promobile Telecomunicacoes Ltda., a limited company organized under the laws of Brazil, Telemobile Telecomunicacoes Ltda., a limited company organized under the laws of Brazil, Master-Tec Telecomunicacoes Industria e Comercio de Produtos Electronicos Ltda., a limited company organized under the laws of Brazil, and Telecomunicacoes Brastel S/ C Ltda., a limited company organized under the laws of Brazil, and (3) any other Subsidiary or Minority Owned Affiliate of NII Holdings incorporated or otherwise formed under the laws of Brazil or doing business in Brazil on or after November 12, 2002.

      “Note Guarantee” means the guarantee of a Guarantor under the Indenture.”

      “Offer to Purchase” means an offer by NII Holdings (Cayman) to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder at its last registered address stating such disclosures as are required by law and:

(1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to amortize original issue discount or accrue interest, as the case may be, pursuant to its terms;

(4) that, unless NII Holdings (Cayman) defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to amortize original issue discount or accrue interest on and after the Payment Date;

(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the Accreted Value of notes delivered for purchase and a statement that such holder is withdrawing such holder’s election to have such notes purchased; and

(7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1.00 or integral multiples thereof; and

(8) the instructions holders must follow to properly tender their notes.

      “Officer” means, with respect to NII Holdings (Cayman) or NII Holdings, as the case may be, the following of its officers, (i) the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

      “Officers’ Certificate” means a certificate of NII Holdings (Cayman) or, if so stated in the Indenture, NII Holdings signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers’ Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

      “Permitted Amounts” means, at any date of determination, an amount equal to:

(1) Net Cash Proceeds of all sales of Equity Interests in NII Holdings subsequent to November 12, 2002; plus

(2) Ten percent (10%) of the Consolidated EBITDA during the period from November 12, 2002 through December 31, 2004, plus

(3) Twenty percent (20%) of the remainder of (i) Consolidated EBITDA less (ii) cumulative Capex of the Restricted Group Members during the period from January 1, 2005 through such date of determination.

      “Permitted Consolidated Leverage Ratio” means, at any time: (i) if such time occurs during the period November 13, 2003 through November 12, 2004, 5 to 1; (ii) if such time occurs during the period November 13, 2004 through November 12, 2005, 4.5 to 1; (iii) if such time occurs during the period November 13, 2005 through November 12, 2006, 4 to 1; and (iv) if such time is after November 12, 2006, 3.5 to 1.

      “Permitted Investment” means:

(1) in a Restricted Group Member other than a Restricted Affiliate (or a Person that will, upon the making of such Investment, become a Restricted Group Member or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, any Restricted Group Member, provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such Investment);

(2) in a Restricted Affiliate (or a Person that will, upon the making of such Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such Investment), provided that any such Investment shall cease to be a Permitted Investment if such Restricted Affiliate ceases to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate, provided further that if such Restricted Affiliate ceases to be a Restricted Affiliate or such Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of NII Holdings (such failure to be a Restricted Affiliate or failure to observe a covenant as a result of any such circumstance, development or condition, being an “Involuntary Event”) any such Investment previously made in such Restricted Affiliate will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days;

(3) in Cash Equivalents;

(4) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(5) in stocks, obligations or securities received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such stocks, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation;

(6) made pursuant to, or payments made in satisfaction of, Permitted Tower Transactions;

(7) in inventory and accounts receivable made in the ordinary course of business; and

(8) received as consideration in an Asset Sale made in compliance with Section 4.10 of the Indenture.

(9) in any guaranty by NII Holdings of Permitted Handset Obligations (as defined in the New MEFA and the new EFA).

      Notwithstanding the foregoing, the term “Permitted Investment” excludes any Investment in NII Brazil, other than pursuant to clause (6) above or an Investment in any entity referred to in the definition of NII Brazil made solely by one or more other entities referred to in the definition of NII Brazil.

      “Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are not yet due or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds provided in the ordinary course of business, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of any Restricted Group Member;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after November 12, 2002; provided that (a) such Lien is created solely for the purpose of securing

Indebtedness Incurred in accordance with the relevant Section of the Indenture (i) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the items of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, or (ii) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of that property and (c) any such Lien shall not extend to or cover any property or assets other than such items of property or assets and any improvements on such items;

(7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Restricted Group Members, taken as a whole;

(8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of a Restricted Group Member relating to such property or assets;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(10) Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside the United States) regarding leases other than Capitalized Leases;

(11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person is acquired by, merged into or consolidated with any Restricted Group Member; so long as such Liens were not created in contemplation of such acquisition, merger or consolidation and do not extend to or cover any property or assets of any Restricted Group Member other than the property or assets acquired;

(12) Liens in favor of any Restricted Group Member;

(13) Liens arising from the rendering of a final judgment or order against any Restricted Group Member that does not give rise to an Event of Default;

(14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect any Restricted Group Member from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Group Member in the ordinary course of business in accordance with the past practices of the Restricted Group Members prior to November 12, 2002;

(18) Liens on or sales of receivables;

(19) Liens on the Capital Stock of Unrestricted Subsidiaries and Unrestricted Affiliates; and

(20) Liens securing the Notes, the New MEFA, the New EFA and Guarantees of any of the foregoing.

      Notwithstanding the foregoing, except with respect to Liens (except with respect to clause (20) above, the term “Permitted Lien” shall not include any Lien to the extent such lien was created (or increased) after November 12, 2002 if such Lien secures Indebtedness or other obligations of one or more Unrestricted

Subsidiaries and encumbers assets (other than Capital Stock of an Unrestricted Subsidiary) of a Restricted Group Member.

      “Permitted Tower Transaction” means (i) a payment or other Investment by NII Holdings or a restricted Group Member in a Subsidiary of NII Holdings or any Restricted Group Member, and (ii) the sale-leaseback of assets or properties (whether now owned or hereafter acquired) by a Restricted Group Member, made to enable such Subsidiary or Restricted Group Member to comply with obligations and commitments under a sale-leaseback tower transaction (including, without limitation, any build-to suit arrangement entered into in connection with such sale leaseback) entered into by or on behalf of any one or more of NII Holdings’ Subsidiaries or Restricted Group Members, which transaction has been determined to be in the best interests of NII Holdings by its Board of Directors, as evidenced by a resolution of the Board of Directors and an Officers’ Certificate of NII Holdings.

      “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

      “principal” of a debt security, including the notes, means the principal amount due on the Stated Maturity of such debt security.

      “Redeemable Stock” means any class or series of Equity Interest of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise is or upon the happening of an event could be:

(1) required to be redeemed or repurchased prior to the one-year anniversary of the Stated Maturity of the principal of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to such one-year anniversary of the Stated Maturity of the principal of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to such one-year anniversary of the Stated Maturity of the principal of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the one-year anniversary of the Stated Maturity of the principal of the notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10 of the Indenture and Section 4.11 of the Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to NII Holdings (Cayman)’s repurchase of such notes as are required to be so repurchased pursuant to Section 4.10 of the Indenture and Section 4.11 of the Indenture.

      “Redemption Date”, when used with respect to any note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

      “Redemption Price”, when used with respect to any note to be redeemed, means the price at which such note is to be redeemed pursuant to the Indenture.

      “Reference Period” means the beginning of the four-quarter period preceding the Transaction Date through the Transaction Date.

      “Restricted Affiliate” means NII Holdings, NII Holdings (Cayman), Ltd., Nextel International (Services), Ltd, Nextel International Investment Company, McCaw International (Brazil), Ltd., Airfone Holdings, Inc., Nextel International (Mexico), Ltd., Nextel International (Peru) LLC, Nextel International Uruguay, Inc., Nextel del Peru S.A., Transnet del Peru S.R.L., Comunicaciones Nextel de Mexico, S.A. de C.V., Sistemas de Comunicaciones Troncales, S.A. de C.V., Radiophone, S.A. de C.V., Prestadora de Servicios de Radiocomunicacion, S.A. de C.V., Fonotransportes Nacionales, S.A. de C.V., Servicios Protel, S.A. de C.V., Nextel de Mexico, S.A. de C.V., Teletransportes Integrales, S.A. de C.V., Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V., Multifon, S.A. de C.V., Nextel S.A., Nextel Telecomunicaçoes Ltda., Promobile Telecomunicaçoes Ltda., Telemobile Telecomunicaçoes Ltda., Master-Tec Telecomunicaçoes Industria e Comercio de Produtos Electronicos Ltda., Telecomunicaçoes Brastel S/ C Ltda., Inversiones Nextel de Mexico, S.A. de C.V. and any direct or indirect Minority Owned Affiliate of NII Holdings that has been designated by the Board of Directors of NII Holdings (as the case may be) as a Restricted Affiliate based upon a good faith determination by such Board of Directors that NII Holdings has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture and (y) no Default or Event of Default shall exist. NII Holdings will be required to deliver an Officers’ Certificate of NII Holdings to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate.

      “Restricted Group Members” means collectively, NII Holdings (Cayman), NII Holdings, each Restricted Subsidiary of NII Holdings (Cayman) or NII Holdings, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

      “Restricted Subsidiary” means any Subsidiary of NII Holdings (Cayman) or NII Holdings other than an Unrestricted Subsidiary.

      “Securities Act” means the Securities Act of 1933, as amended.

      “S&P” means Standard & Poor’s Credit Market Services, a division of The McGraw Hill Companies, Inc., and its successors.

      “Stated Maturity” means, with respect to any debt security, (1) the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and (2) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which any scheduled installment of principal of or interest is due and payable.

      “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, and (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person or one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

      “TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date the Indenture was executed.

      “Trade Payables” means, with respect to any Person, (i) the deferred and unpaid purchase price of subscriber units so long as the purchase price is due no later than 365 days after taking delivery and title thereto, and (ii) any accounts payable or any other indebtedness or monetary obligation to trade creditors not more than 90 days past due, created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transaction Date” means, with respect to the Incurrence of any Indebtedness by any Restrictive Group Member, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

      Trustee” means Wilmington Trust Company, until a successor replaces it (or any previous successor) in accordance with the provisions of the Indenture and thereafter means such successor.

      “Unrestricted Affiliate” means any Minority Owned Affiliate of NII Holdings other than a Restricted Affiliate.

      “Unrestricted Subsidiary” means (1) Nextel International (Argentina), Ltd., Nextel Communications Argentina S.A., Centennial Cayman Corp., Centennial Cayman Corp. Chile S.A., Multikom S.A., Nextel International (Philippines) LLC, Nextel International Asia Holdings Limited, East Holdings Limited, Emerald Investments, Inc., Foodcamp Industries and Marketing, Inc., Top Mega Enterprises Limited, Joyce Link Holdings, Ltd., Nextel Communications Philippines, Inc., Gamboa Holdings, Inc., Nextel International (Japan), Ltd, Holding Protel S.A. de C.V., H-Telecom Ltda, (2) any Subsidiary of NII Holdings that at the time of determination shall be designated an Unrestricted Subsidiary in the Indenture or by its Board of Directors in the manner provided below, and (3) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of NII Holdings may designate any Subsidiary as an Unrestricted Subsidiary provided, that a Subsidiary may not be designated as an “Unrestricted Subsidiary” unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any Restricted Group Member, (ii) immediately after giving effect to such designation on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits, and (iii) the creditors of such Subsidiary have no direct or indirect recourse (including without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of any Restricted Group Member; and provided further that (A) any Guarantee by any Restricted Group Member of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by such Restricted Group Member in such Subsidiary at the time of such designation; (B) either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described herein under “Limitation on Restricted Payments”; (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the covenant described herein under “Limitation on Indebtedness”; and (D) the Investment resulting from operation of the penultimate sentence of this definition shall be permitted under the covenant described herein under “Limitation on Restricted Payments”, and (5) no Default or Event of Default would exist. The Board of Directors of NII Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation (x) the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture (y) no Default or Event of Default would exist, and (z) immediately after giving effect to such designation, on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits. Any such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. NII Holdings (Cayman) shall be deemed to make an Investment in each Subsidiary designated as an “Unrestricted Subsidiary” immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the Fair Market Value of the net consolidated assets of such Subsidiary on the date of such redesignation.

      “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax considerations relevant to purchasing, owning and disposing of the notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated under the Code and administrative and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed below, and there accordingly can be no assurance that the IRS or a court will agree with the statements made or the conclusions reached herein.

      This discussion does not deal with all aspects of U.S. federal income taxation that may be important to holders of the notes, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the notes as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular purchasers that may be subject to special rules, including, without limitation, banks, holders subject to the alternative minimum tax, tax-exempt organizations, non-United States persons, including without limitation nonresident aliens subject to the tax on expatriates under Section 877 of the Code, persons having a functional currency other than the U.S. dollar, persons receiving the notes as compensation, persons holding notes in a tax-deferred or tax-advantaged account, persons who are partners, shareholders or beneficiaries of an entity that holds the notes, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, or persons deemed to sell notes under the constructive sale provisions of the Code.

      PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON THESE TAX CONSEQUENCES.

Original Issue Discount

      The notes were issued with original issue discount because interest on the notes accretes to principal for the first two years of the term of the notes, and because the original purchasers of the notes received both common stock and notes with a face value equal to the aggregate purchase price for the notes and common stock together. As a result, a holder of a note is required to include in gross income for United States federal income tax purposes as interest income an amount equal to the sum of the “daily portions,” determined on a constant yield basis, of the original issue discount for all days during the taxable year on which the holder holds the note, less the daily portion of acquisition premium, if any (see “Amortizable Bond Premium” below).

      For this purpose, the amount of original issue discount with respect to a note is equal to the excess of its “stated redemption price at maturity” over its “issue price.” For this purpose, the “issue price” is the price at which a substantial amount of the notes were initially sold to the public for money (excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler), and is determined by allocating to the notes a portion of the aggregate purchase price paid for the notes and common stock based on the relative fair market value of the notes compared to the relative fair market value of the common stock on the original issue date. We intend to take the position that the issue price of the notes was $557 per $1000 principal amount at maturity, and thus that the original issue discount of the notes equals $443 per $1000 principal amount at maturity.

      The “stated redemption price at maturity” of a note is the total of all payments to be made on the note, other than “qualified stated interest” payments. Because none of the payments on the note are “qualified stated interest”, the “stated redemption price at maturity” of a note is the total of all payments to be made on the note.

      The “daily portion” of the original issue discount is determined by allocating to each day during the taxable year in which the holder holds the notes a pro rata portion of the original issue discount attributable to the “accrual period” in which such day is included. Accrual periods with respect to a note may vary in length over the term of the note provided that no accrual period is longer than one year and each scheduled payment of interest or principal occurs on either the first or final day of an accrual period. The amount of original issue discount attributable to each accrual period is equal to the product of:

(1) the “adjusted issue price” at the beginning of such accrual period and

(2) the “yield to maturity” of the instrument stated in a manner appropriately taking into account the length of the accrual period.

      The “yield to maturity” is the discount rate that, when used in computing the present value of all payments to be made on a note, produces an amount equal to the issue price of the note. The “adjusted issue price” of a note at the beginning of an accrual period is generally defined as the issue price plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the note on or before the first day of the accrual period other than payments of qualified stated interest. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a note is the difference between the amount payable at the maturity of the note and its adjusted issue price as of the beginning of the final accrual period.

Payments of Interest on the Notes

      Payments of interest on the notes will not be separately included in a holder’s income, but instead will be treated first as a payment of original issue discount accrued as of the date the payment is due and not allocated to prior payments and second as a payment of principal.

Effect of Optional Redemption and Mandatory Offer to Repurchase

      NII Holdings (Cayman) may redeem the notes at a price in excess of the then Accreted Value at any time during 2006 or 2007. In addition, in the event of a Change of Control (as defined above under “Description of the Notes — Certain Definitions”), NII Holdings (Cayman) will be required to offer to redeem all of the notes at 101% of Accreted Value plus accrued and unpaid interest. Under Treasury Regulations, the possibility of the redemption of the notes prior to maturity may be disregarded for purposes of determining the amount of interest or original issue discount income (or the timing of their recognition) if as of the date the notes are issued, the likelihood of the payment is remote. We intend to take the reporting position, based on all of the facts and circumstances as of the date of issuance, that the likelihood of such an optional redemption or of a Change of Control is remote and do not intend to treat such possibilities as affecting the yield to maturity of the notes. Our reporting position that there is a remote likelihood of a Change of Control is binding on each holder unless the holder explicitly discloses in a manner required by applicable Treasury Regulations that its determination is different from ours. Our reporting position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue income on its notes in excess of the daily portions of original issue discount described above. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

Amortizable Bond Premium

      In general, if a holder of a note purchases the note at a premium — that is, for an amount in excess of the amount payable upon the maturity of the note — the holder will be considered to have purchased the note with “amortizable bond premium” equal to the amount of the excess. The beneficial owner of a note may elect to amortize bond premium as an offset to interest income, and not as a separate deduction item, as it accrues under a constant yield method over the remaining term of the note. The holder’s tax basis in the note will be reduced by the amount of the amortized bond premium. Any election will apply to all debt instruments, other than instruments the interest on which is excludable from gross income, held by that holder at the beginning of the first taxable year for which the election applies or later acquired, and cannot be revoked without the consent of the IRS. Bond premium on a note held by a holder who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the note.

      A holder of a note that is purchased at an acquisition premium (that is, at a price greater than the “adjusted issue price”, computed in accordance with the original issue discount rules above) may reduce the amount of the original issue discount otherwise includible in income with respect to the note by the “acquisition premium fraction.” The acquisition premium fraction is that fraction the numerator of which is the excess of the holder’s adjusted tax basis in the note immediately after its acquisition over the adjusted issue price of the note and the denominator of which is the excess of the remaining amounts payable under the note over the adjusted issue price of the note. Alternatively, a holder of a note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the note by treating the purchase as a purchase of the note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules described above.

Market Discount

      A holder receives a “market discount” if he purchases a note on issuance for an amount below the issue price (i.e., the price at which a substantial amount of notes were sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of underwriter, placement agent, or wholesaler), or, in the case of a subsequent purchase, for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the original issue discount rules above). Under the market discount rules, subject to a de minimis exception, a holder is required to treat any partial principal payment on, or any gain from the sale, exchange, retirement or other taxable disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, a holder that disposes of a note with market discount in certain otherwise nontaxable transactions must include accrued market discount as ordinary income as if such holder had sold the note at its then fair market value. Further, the holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Any market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue such discount using a constant interest rate method.

      Alternatively, a taxpayer may elect to include market discount income in income currently either ratably or under the constant interest rate method. If this election is made, the holder’s basis in the note will be increased on a periodic basis to reflect the amount of income recognized, thereby reducing any gain or increasing any loss on a sale or other taxable disposition, and the rules described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Total Accrual Election

      As an alternative to separately accruing stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount, unstated interest, premium, and acquisition premium, a holder of a note may elect to include all income that accrues on the note using a constant yield method. If a holder makes this election, interest income on a note will be calculated as though:

•	the issue price of the note were equal to the holder’s adjusted basis in the note immediately after its acquisition by the holder;

•	the note were issued on the holder’s acquisition date; and

•	none of the interest payments on the note were “qualified stated interest.”

      A holder may make this election for a note that has premium or market discount, respectively, only if the holder makes, or has previously made, an election to amortize bond premium or to include market discount in income currently. See “— Market Discount” and “— Amortizable Bond Premium.”

Disposition of Notes

      A holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the tax basis of the note. A holder’s adjusted tax basis in a note will be its cost, increased by the amount of any original issue discount, market discount and gain previously included in income with respect to the note, and reduced by the amount of any payment on the note that is not qualified stated interest and the amount of bond premium previously amortized with respect to the note. The gain or loss will be capital gain or loss except to the extent attributable to OID not previously accrued, accrued but unpaid interest, or as described above under “—Market Discount”, and will be long-term capital gain or loss if the note was held for more than one year. In addition, if there was an intention to call a note before maturity, any gain, up to the amount of original issue discount on the note that has not accrued at the time of the payment in full of the note will be treated as ordinary income. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is currently 20%. The deductibility of capital losses is subject to limitations.

Information Reporting And Backup Withholding Of Taxes

      We are required to report annually to the IRS, and to each holder of a note, the amount of original issue discount on the notes and the amount withheld for federal income taxes for each calendar year, except as to exempt recipients which are generally corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status. Each holder of a note, other than holders owners who are not subject to the reporting requirements, will be required to provide, under penalty of perjury, a certificate containing the holder’s name, address, correct federal taxpayer identification number, and a statement that the holder is not subject to backup withholding. Should a non-exempt holder fail to provide the required certification or should the IRS notify us that the holder has provided an incorrect federal taxpayer identification number or is otherwise subject to backup withholding, we will be required to withhold, or cause to be withheld, a percentage of the interest otherwise payable to the holder, and remit the withheld amounts to the IRS as a credit against the holder’s federal income tax liability. The applicable withholding percentage is currently 30 percent and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. The withholding percentage is currently scheduled to increase to 31% beginning January 1, 2011.

LEGAL MATTERS

      Certain U.S. legal matters regarding the common stock of NII Holdings being issued pursuant to this prospectus and the guarantees of the notes issued by NII Holdings (Cayman), Ltd. being offered pursuant to this prospectus of Nextel International (Services), Ltd, NII Funding Corp., McCaw International (Brazil), Ltd., Airfone Holdings, Inc., Nextel International (Mexico), Ltd., Nextel International (Peru) LLC, and Nextel International Uruguay, Inc., will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Certain matters under the laws of the Cayman Islands relating to the notes and the guarantees of the notes by Nextel International (Peru) LLC and Nextel International (Indonesia) LLC will be passed upon by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters under the laws of Peru relating to the guarantees of the notes by Nextel del Peru, S.A. and Transnet del Peru, S.R.L. will be passed upon by Miranda & Amado, Lima, Peru. Certain matters under the laws of Mexico relating to the guarantees of the notes by Comunicaciones Nextel de Mexico, S.A. de C.V., Sistemas de Comunicaciones Troncales, S.A. de C.V., Radiophone, S.A. de C.V., Prestadora de Servicios de Radiocomunicacion, S.A. de C.V., Fonotransportes Nacionales, S.A. de C.V., Servicios Protel, S.A. de C.V., Nextel de Mexico, S.A. de C.V. Teletransportes Integrales, S.A. de C.V., Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V., and Multifon, S.A. de C.V. will be passed upon by Gallastegui y Lozano, D.F., Mexico, Mexico. Certain matters under the laws of Brazil relating to the guarantees by Nextel S.A., Nextel Telecomunicacoes Ltda.,

Promobile Telecomunicacoes Ltda., Telemobile Telecomunicacoes Ltda., Master-Tec Telecomunicacoes Industria e Comercio de Produtos Electronicos Ltda., and Telecomunicacoes Brastel S/C Ltda, will be passed upon by Pinheiro Neto — Advogados, São Paulo, Brazil.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of NII Holdings, Inc. and subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated March 7, 2003, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002, the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” in 2000, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act of 1933 with respect to the offering (file no. 333-102077). As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the registration statement. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes or the common stock. For further information about us and the offerings and the material contracts and other documents described in this prospectus, you can read the registration statement and the exhibits and financial statement schedules filed with the registration statement.

      We are currently subject to some the informational reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information with the Securities and Exchange Commission.

      You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Room of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission’s Web site (http://www.sec.gov).

      We maintain an internet website at www.nextelinternational.com. You may access our periodic and current reports (including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, and any amendments to those reports) filed with or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, through the “investors & media” section of our website. The information is provided by a third party link to the Securities and Exchange Commission’s online EDGAR database, is free of charge and may be reviewed, downloaded and printed from our website at any time.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

3,000,000 Shares

NII Holdings, Inc.

Common Stock

Goldman, Sachs & Co.